Exhibit 99.1
Ascena Retail Group, Inc. Announces One-for-Twenty Reverse Stock Split
Common Stock to Begin Trading on a Split-Adjusted Basis at Market Open on December 19, 2019
MAHWAH, New Jersey--(GLOBE NEWSWIRE)—December 19, 2019—ascena retail group, inc. (Nasdaq:ASNA) (the “Company”) today announced that the Company’s board of directors has approved a reverse stock split of the Company’s common stock, at a ratio of 1-for-20, and a corresponding reduction in the number of the Company’s authorized shares of common stock, following the approval of the reverse stock split by the Company’s stockholders at the Company’s annual meeting of stockholders held on December 10, 2019.

The reverse stock split became effective at 5:30 p.m. on December 18, 2019. Beginning with the opening of trading on December 19, 2019, the Company’s common stock will trade on the The Nasdaq Global Select Market (“Nasdaq”) on a split-adjusted basis under a new CUSIP number, 04351G 200. The Company’s trading symbol will continue to be “ASNA.”

The objective of the reverse stock split is to enable the Company to regain compliance with the Nasdaq minimum share price continued listing rule as required by Nasdaq Listing Rule 5450(a)(1) and maintain its listing on Nasdaq. The Company can regain compliance with the Nasdaq minimum share price requirement by maintaining a closing bid price of $1.00 per share for a minimum of ten consecutive business days prior to January 27, 2020.

The reverse stock split reduced the number of shares of common stock issued and outstanding from approximately 199,444,436 to approximately 9,972,221. The authorized number of shares of common stock has been reduced by a corresponding ratio to 18 million. The reverse stock split affects all issued and outstanding shares of the Company’s common stock and shares held in treasury, as well as the number of shares of common stock available for issuance under the Company’s stock incentive plans and outstanding awards subject to those plans. The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as described below.

No fractional shares will be issued as a result of the reverse stock split. In lieu thereof, the Company’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective time of the reverse stock split at the then-prevailing prices on the open market. After the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share as a result of the reverse stock split will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total proceeds of that sale, net of any brokerage costs incurred by the transfer agent to sell such fractional shares.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range," and include, without limitation, statements about the effects and impact of the reverse stock split. The risks and uncertainties include, but are not limited to: potential volatility in the price of the Company’s common stock following the reverse stock split, the Company's ability to comply with the continued listing criteria of Nasdaq, including listing criteria based upon the Company’s market capitalization, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

About ascena retail group, inc.

ascena retail group, inc. (Nasdaq: ASNA) is a national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion (Ann Taylor, LOFT, and Lou & Grey), Plus Fashion (Lane Bryant, Catherines and Cacique), and Value Fashion (Dressbarn) segments, and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. through its retail brands operates ecommerce websites and approximately 3,400 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, lanebryant.com, Catherines.com, Dressbarn.com, and shopjustice.com.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	Jean Fontana	Shawn Buchanan
	Managing Director	Corporate Communications
	(646) 277-1214	(212) 541-3418
	Jean.Fontana@icrinc.com	shawn_buchanan@anninc.com

Jessica Schmidt
Senior Vice President
(646) 677-1806
Jessica.Schmidt@icrinc.com